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October 25, 2024

RE: Virtus Stone Harbor Emerging Markets Income Fund

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of the Virtus Stone Harbor Emerging Markets Income Fund (the “Fund”) on Form N-2 (the “Registration Statement”). In rendering this opinion, I have examined such documents, records and matters of law, and have made such other examinations and inquiries as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Fund when sold will be legally issued, fully paid and non-assessable.

My opinion is rendered solely in connection with the Registration Statement on Form N-2 under which the Shares will be registered and may not be relied upon for any other purpose without my written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-2 relating to the registration of the Shares and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kathryn Santoro
Kathryn Santoro
Vice President, Chief Legal Officer, Counsel, and Secretary